United States Securities and Exchange Commission
Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 17, 2008

XEDAR CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	000-08356	84-0684753
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3773 Cherry Creek North Drive, Suite 995
Denver, CO 80209
(Address, including zip code, of principal executive offices)

Registrant's telephone number, including area code:  (303) 377-0033

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02    Termination of a Material Definitive Agreement

On December 17, 2008, by service of a summons and complaint, we commenced eviction proceedings against RE Expert, LLC (“RE Expert”) concerning the premises (“Premises”) located at 8310 S. Valley Highway, Suite 220, Englewood, CO 80112..  As previously reported, RE Expert was the Sublesee under the terms of a sublease dated July 16, 2008 (“Sublease”).  Pursuant to the terms of the Sublease, RE Expert was obligated to pay us rent in the amount of $11,622.33 per month, due and payable, in advance, on the first day of each month.  RE Expert failed to pay rent in the months of October, November, and December.  As a result, we have retained RE Expert’s security deposit in the amount of one month’s rent, terminated the Sublease, and commenced the eviction proceedings in accordance with Colorado law.  In the interim, RE Expert abandoned the Premises, removed its personal property therfrom, and returned the keys thereto.

Under the terms of our lease with Best Property Fund, L.P., dated February 19, 2003 (the “Lease”), we are still obligated to pay the rent due thereunder, notwithstanding the breach or termination of the Sublease by RE Expert.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, Xedar has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xedar Corporation

Dated: December 23, 2008	By:	/s/ Hugh Williamson III
Hugh Williamson III Chairman, President and CEO